EXHIBIT 10.29

SUMMARY OF 2006 DIRECTOR COMPENSATION

The Company’s Board of Directors determines its compensation using data derived from third-party compensation surveys, data from comparable companies and consultation from an independent compensation consultant. Pursuant to the Compensation Committee and effective beginning January 1, 2006, each non-employee director will receive (i) a quarterly retainer of $10,000, (ii) a fee of $1,000 for each Board meeting that the non-employee director attends and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $500 for each such committee meeting attended. The Chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Lead Director will receive a quarterly retainer of $1,875.

In addition to the foregoing cash compensation, each non-employee director will receive on a quarterly basis, a fully vested option for the purchase of 6,250 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant.